Exhibit 99.1

July 19, 2018 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2018

NORTH LIBERTY, IOWA - July 19, 2018 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2018.

Three months ended June 30, 2018:

•	Net Income of $17.8 million, Basic Earnings per Share of $0.22,

•	Operating Revenue of $155.8 million a year-over-year increase of 20.2%,

•	Operating Ratio of 85.8% and 83.4% Non-GAAP Adjusted Operating Ratio(1).

Six months ended June 30, 2018:

•	Net Income of $31.2 million, Basic Earnings per Share of $0.38,

•	Operating Ratio of 88.8% and 86.9% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $106.4 million, a $31.0 million increase from December 31, 2017,

•	Debt-Free Balance Sheet,

•	Total Stockholders' Equity of $581.8 million and Total Assets of $785.3 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "We are excited to report our results for the three and six months ended June 30, 2018 which are our strongest operating results delivered to date since our acquisition of Interstate Distributor Co. approximately one year ago on July 6, 2017. We delivered our lowest quarterly operating ratio (85.8% and 83.4% non-GAAP adjusted operating ratio(1)) showing continued improvement over the last three quarters following the acquisition along with increased earnings. I am extremely pleased with our ability to acquire, integrate, and overhaul the operations of our recent acquisitions and return to a quarterly operating ratio which we expect will be at or near the best across our industry. This is a testament to the hard work and commitment of our drivers and the financial diligence of our entire team over the last several years as they have and will continue to focus on operating our company effectively and efficiently. We also have continued to invest in our drivers as we just announced our second driver pay increase in the last ten months. These two driver pay increases together account for a consolidated pay increase of approximately $12 million annually to reward our committed, safe, and hardworking drivers. It will also enable us to attract and retain more good drivers."

Financial Results

Heartland Express ended the second quarter of 2018 with net income of $17.8 million, compared to $14.6 million in the second quarter of 2017. Basic earnings per share were $0.22 during the quarter compared to $0.18 earnings per share in the second quarter of 2017. Operating revenues were $155.8 million, compared to $129.6 million in the second quarter of 2017, a 20.2% increase. Operating revenues for the quarter included fuel surcharge revenues of $22.4 million compared to $14.7 million in the same period of 2017, a $7.7 million increase. Operating revenues increased 16.1%, excluding the impact of fuel surcharge revenues(1), primarily due to higher miles driven following the Interstate Distributor Co. ("IDC") acquisition during the second quarter of 2018 as compared to the same period in 2017. Operating income for the three month period increased $0.8 million primarily due to higher miles driven partially offset by the negative operating margin impacts from the consolidation of IDC financial results when compared to the prior period. The Company posted an operating ratio of 85.8%, adjusted operating ratio(1) of 83.4%, and an 11.4% net margin (net income as a percentage of operating revenues) in the second quarter of 2018 compared to 83.6%, 81.4%, and 11.3%, respectively in the second quarter of 2017.

For the six month period ended June 30, 2018 the Company recorded net income of $31.2 million, compared to $28.7 million in the same period of 2017. Basic earnings per share were $0.38 compared to $0.34 earnings per share in the same period of 2017. Operating revenues were $312.5 million, compared to $259.5 million in the same period of 2017. Operating revenues included fuel surcharge revenues of $43.9 million compared to $29.6 million in the same period of 2017, a $14.3 million increase. Operating revenues excluding fuel surcharge revenue(1) increased 16.8%. Operating income for the six month period decreased $5.6 million mainly as a result of $4.1 million less gains on disposal of property and equipment along with the negative operating margin impacts following the acquisition of IDC. The Company posted an operating ratio of 88.8%, an adjusted operating ratio(1) of 86.9% and a 10.0% net margin (net income as a percentage of operating revenues) in the six months ended June 30, 2018 compared to 84.3%, 82.3% and 11.0%, respectively in 2017.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2018, the Company had $106.4 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $171.3 million in available borrowing capacity on the line of credit at June 30, 2018 after consideration of $3.7 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $785.3 million and stockholders' equity of $581.8 million.

Net cash flows from operations for the first six months of 2018 were $69.7 million, 22.3% of operating revenue. The primary use of net cash generated from operations during the six month period ended June 30, 2018 was $22.6 million for net equipment transactions, $3.3 million for dividends, and $20.9 million for the repurchase of our common stock. The average age of the Company's tractor fleet was 1.5 years as of June 30, 2018 compared to 1.8 years at December 31, 2017. The average age of the Company's trailer fleet was 4.6 years at June 30, 2018 compared to 5.1 years at December 31, 2017. The Company currently anticipates a total of approximately $70 to $80 million in net capital expenditures for calendar year 2018. The Company ended the past twelve months with a return on total assets of 9.7% and a 13.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the second quarter of 2018. The Company has now paid cumulative cash dividends of $474.0 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty consecutive quarters.

During the six months ended June 30, 2018, the Company purchased 1.2 million shares of our common stock for $20.9 million. Our outstanding shares at June 30, 2018 were 82.2 million shares. A total of 5.8 million shares of common stock have been repurchased for approximately $109.6 million over the past five years. The Company has the ability to repurchase an additional 7.1 million shares under the current authorization which would result in 75.1 million outstanding shares if fully executed.

Other Information

During the second quarter of 2018, we continued to deliver award-winning service and safety to our customers as we were recognized by Fedex Ground with the 100% Service Award in recognition of 100% on-time service. This award is further evidence of our continued partnership with Fedex over the years and is a testament of our ability and commitment in regards to on-time service.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
OPERATING REVENUE	$155,826	$129,616	$312,521	$259,518

OPERATING EXPENSES:
Salaries, wages, and benefits	$57,558	$48,642	$119,568	$97,621
Rent and purchased transportation	5,460	1,820	11,584	4,682
Fuel	28,941	21,289	57,880	43,991
Operations and maintenance	6,637	6,961	14,501	12,830
Operating taxes and licenses	4,150	3,143	8,101	6,435
Insurance and claims	4,231	3,581	8,455	7,361
Communications and utilities	1,566	1,038	3,436	2,136
Depreciation and amortization	24,757	22,604	50,358	45,534
Other operating expenses	5,765	5,524	11,796	10,627
Gain on disposal of property and equipment	(5,386)	(6,299)	(8,254)	(12,375)

	133,679	108,303	277,425	218,842

Operating income	22,147	21,313	35,096	40,676

Interest income	423	424	765	713
Interest expense	—	—	—	—

Income before income taxes	22,570	21,737	35,861	41,389

Federal and state income taxes	4,767	7,121	4,679	12,736

Net income	$17,803	$14,616	$31,182	$28,653

Earnings per share
Basic	$0.22	$0.18	$0.38	$0.34
Diluted	$0.22	$0.18	$0.38	$0.34

Weighted average shares outstanding
Basic	82,330	83,294	82,817	83,293
Diluted	82,368	83,338	82,855	83,337

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2018	2017
CURRENT ASSETS
Cash and cash equivalents	$106,402	$75,378
Trade receivables, net	58,483	64,293
Prepaid tires	9,900	10,989
Other current assets	17,032	13,782
Income tax receivable	4,361	6,393
Total current assets	196,178	170,835

PROPERTY AND EQUIPMENT	636,291	666,763
Less accumulated depreciation	219,637	223,901
	416,654	442,862
GOODWILL	132,410	132,410
OTHER INTANGIBLES, NET	15,700	17,022
DEFERRED INCOME TAXES, NET	3,173	1,737
OTHER ASSETS	21,141	24,261
	$785,256	$789,127
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,823	$14,366
Compensation and benefits	24,692	26,752
Insurance accruals	19,165	21,368
Other accruals	12,665	12,835
Total current liabilities	68,345	75,321
LONG-TERM LIABILITIES
Income taxes payable	4,829	8,147
Deferred income taxes, net	71,291	65,488
Insurance accruals less current portion	59,002	65,526
Total long-term liabilities	135,122	139,161
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2018 and 2017; outstanding 82,151 in 2018 and 83,303 in 2017, respectively	907	907
Additional paid-in capital	3,462	3,518
Retained earnings	722,045	694,174
Treasury stock, at cost; 8,538 in 2018 and 7,386 in 2017, respectively	(144,625)	(123,954)
	581,789	574,645
	$785,256	$789,127

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited, in thousands)

Operating revenue	$155,826	$129,616	$312,521	$259,518
Less: Fuel surcharge revenue	22,407	14,743	43,937	29,624
Operating revenue, excluding fuel surcharge revenue	133,419	114,873	268,584	229,894

Operating expenses	133,679	108,303	277,425	218,842
Less: Fuel surcharge revenue	22,407	14,743	43,937	29,624
Adjusted operating expenses	111,272	93,560	233,488	189,218

Operating income	$22,147	$21,313	$35,096	$40,676
Operating ratio	85.8%	83.6%	88.8%	84.3%
Adjusted operating ratio	83.4%	81.4%	86.9%	82.3%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.